Exhibit 99.1

WESTLAKE CHEMICAL CORPORATION

Contact – (713) 960-9111

Investors – Steve Bender

Media – David R. Hansen

Westlake Announces Third Quarter Earnings

•	Reported earnings per share of $1.30, which includes the impact of costs related to a scheduled plant turnaround and debt retirement costs totaling $0.17 per share.

•	Highest quarterly domestic polyethylene sales volume since 2007.

Westlake Chemical Corporation (NYSE: WLK) today reported net income for the three months ended September 30, 2012 of $87.0 million, or $1.30 per diluted share, on sales of $821.2 million. This represents an increase in net income of $19.1 million from the quarter ended September 30, 2011 net income of $67.9 million, or $1.01 per diluted share, on sales of $968.4 million. Income before income taxes for the third quarter of 2012 was impacted by $17.6 million related to debt refinancing costs ($7.1 million) and unabsorbed manufacturing costs associated with a planned outage of our styrene plant in Lake Charles, Louisiana ($10.5 million). Net sales for the third quarter of 2012 decreased $147.2 million compared to the third quarter of 2011, mainly attributable to lower sales prices for most of the Company’s major products and lower sales volumes for styrene, partially offset by higher polyethylene, ethylene, PVC resin and building products sales volumes. Income from operations was $142.5 million for the third quarter of 2012 as compared to $117.3 million for the third quarter of 2011. Income from operations for the third quarter of 2012 benefited from improved olefins and vinyls integrated product margins primarily due to lower feedstock and energy costs, higher sales volume for polyethylene and for our major vinyls products and higher operating rates as compared to the third quarter of 2011. Industry ethane prices declined 56.7% and industry propane prices declined 41.8% in the third quarter of 2012 as compared to the third quarter of 2011.

Third quarter 2012 earnings of $87.0 million, or $1.30 per diluted share, on sales of $821.2 million were lower than the second quarter 2012 earnings of $115.5 million, or $1.72 per diluted share, on sales of $914.0 million. Third quarter 2012 income from operations of $142.5 million decreased $28.5 million compared to income from operations in the second quarter of 2012 of $171.0 million. The decrease in income from operations was due to lower olefins integrated product margins as compared to the second quarter of 2012. Olefins margins for the quarter were impacted by lower sales prices for polyethylene and the impact of high feedstock costs in inventory at the end of the second quarter of 2012, which flowed through cost of sales in the third quarter of 2012 as a result of utilizing the first-in-first-out (FIFO) method of inventory accounting. In addition, the unabsorbed manufacturing costs related to the styrene outage negatively impacted margins in the quarter.

Albert Chao, President and Chief Executive Officer, stated, “We are pleased to report our strongest third quarter in the company’s history, driven by strong demand for ethylene derivatives and low feedstock costs. We are continuing to make progress on our previously announced expansions that should grow our bottom line and allow us to capitalize on the low cost ethane feedstock and energy costs that shale gas is providing. This includes the expansion of our ethylene capacity in Lake Charles, the construction of a new chlor-alkali plant in Geismar, Louisiana and the recently announced conversion to ethane feedstock and the expansion of ethylene and PVC capacity in Calvert City, Kentucky.”

Net income for the nine months ended September 30, 2012 was $290.3 million, or $4.33 per diluted share, on net sales of $2,770.0 million. This represents an increase in net income of $57.8 million, or $0.85 per diluted share, from the nine months ended September 30, 2011 net income of $232.5 million, or $3.48 per diluted share. Net sales for the first nine months of 2012 increased marginally by $9.3 million compared to the first nine months of 2011 net sales of $2,760.7 million mainly due to higher ethylene and feedstock sales volumes, mostly offset by lower sales prices for most of our major products. Income from operations was $459.1 million for the nine months ended September 30, 2012 as compared to $396.3 million for the nine months ended September 30, 2011. The increase in income from operations was due to higher vinyls and olefins integrated product margins as compared to the prior year period. The improved margins were principally due to a significant decrease in feedstock costs as industry ethane prices decreased 41.1% and industry propane prices decreased 28.8%.

EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $175.6 million for the third quarter of 2012 increased $24.0 million compared to $151.6 million in the third quarter of 2011. EBITDA for the third quarter of 2012 decreased $48.2 million compared to EBITDA of $223.8 million in the second quarter of 2012. A reconciliation of EBITDA to reported net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.

Net cash provided by operating activities was $500.6 million in the first nine months of 2012. Capital expenditures for the first nine months of 2012 were $235.5 million. At September 30, 2012, we had cash balances of $1,198.5 million and our long-term debt was $763.7 million.

OLEFINS SEGMENT

Income from operations in the third quarter of 2012 for the Olefins segment was $124.5 million, an increase of $19.1 million compared to the $105.4 million reported in the third quarter of 2011. This increase was mainly attributable to higher olefins integrated product margins as compared to the prior year period. Margins improved primarily as a result of significantly lower feedstock and energy costs, which were only partially offset by lower sales prices. Third quarter 2012 income from operations was impacted by $10.5 million of unabsorbed fixed manufacturing costs related to a scheduled shut down of our styrene plant.

Income from operations in the third quarter of 2012 for the Olefins segment of $124.5 million decreased $31.4 million from the $155.9 million reported in the second quarter of 2012. This decrease was due to lower olefins integrated product margins as compared to the second quarter of 2012. The lower margins were mostly the result of lower sales prices for polyethylene and the impact of high cost feedstock in inventory at the end of the second quarter, which flowed through cost of sales in the third quarter of 2012 as a result of utilizing the FIFO method of inventory accounting.

Income from operations in the first nine months of 2012 for the Olefins segment was $409.6 million, an increase of $26.2 million from the $383.4 million in the first nine months of 2011. This increase was mainly attributable to higher olefins integrated product margins as compared to the prior year period. Margins improved as a result of lower feedstock and energy costs, which were only partially offset by lower sales prices.

VINYLS SEGMENT

The Vinyls segment reported income from operations of $24.1 million in the third quarter of 2012, an increase of $8.0 million compared to the $16.1 million reported in the third quarter of 2011. This increase was primarily driven by lower feedstock costs, improved building products margins and higher operating rates as compared to the prior year period. While operating results for the third quarter of 2012 improved compared to the third quarter of 2011, our Vinyls segment continued to be impacted by weakness in the U.S. construction markets and budgetary constraints in municipal spending.

Income from operations for the Vinyls segment of $24.1 million in the third quarter of 2012 increased $1.5 million compared to income from operations of $22.6 million in the second quarter of 2012. Income from operations benefitted from higher caustic volumes and prices and lower feedstock costs. In addition, the second quarter of 2012 was impacted by an unscheduled shut down of our Geismar, Louisiana vinyls complex.

Income from operations for the Vinyls segment for the first nine months of 2012 was $67.7 million, an increase of $44.1 million compared to the $23.6 million reported in the same period in 2011. This increase was driven by lower feedstock and energy costs and higher caustic and building products sales volumes as compared to the prior year period. The 2012 period income from operations was impacted by the unscheduled shut down of our Geismar vinyls complex and lower operating rates at that complex as a result of operational issues related to a fire at the complex in March 2012. We expensed approximately $11.0 million of costs associated with that event in the first nine months of 2012.

The statements in this release relating to matters that are not historical facts, including statements regarding growth, low cost ethane feedstock and energy costs that shale gas is providing and our plans to expand our ethylene capacity in Lake Charles, the construction of a new chlor-alkali plant in Geismar and the recently announced conversion to ethane feedstock and the expansion of ethylene and PVC capacity in Calvert City, are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities, including natural gas from shale production; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions, including environmental regulation; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake’s products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake’s Annual Report on Form 10-K for the year ended December 31, 2011, which was filed with the SEC in February 2012.

In this release, Westlake refers to a non-GAAP financial measure, EBITDA. EBITDA is calculated as net income before interest expense, income taxes, depreciation and amortization. The body of accounting principles generally accepted in the United States is commonly referred to as “GAAP.” For this purpose a non-GAAP financial measure is generally defined by the U.S. Securities and Exchange Commission as one that purports to measure historical and future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measures. We have included EBITDA in this release because our management considers it an important supplemental measure of our performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA. EBITDA allows for meaningful company-to-company performance comparisons by adjusting for factors such as interest expense, depreciation and amortization and taxes, which often vary from company to company. In addition, we utilize EBITDA in evaluating acquisition targets. Management also believes that EBITDA is a useful tool for measuring our ability to meet our future debt service, capital expenditures and working capital requirements, and EBITDA is commonly used by us and our investors to measure our ability to service indebtedness. EBITDA is not a substitute for the GAAP measures of earnings or of cash flow and is not necessarily a measure of our ability to fund our cash needs. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented in this release may not be comparable to EBITDA reported by other companies. EBITDA has material limitations as a performance measure because it excludes (1) interest expense, which is a necessary element of our costs and ability to generate revenues because we have borrowed money to finance our operations, (2) depreciation, which is a necessary element of our costs and ability to generate revenues because we use capital assets and (3) income taxes, which is a necessary element of our operations. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. A table included in the financial schedules at the end of this release reconciles EBITDA to net income and to net cash provided by operating activities.

Westlake Chemical Corporation Conference Call Information:

A conference call to discuss Westlake Chemical Corporation’s third quarter 2012 results will be held Thursday, November 8, 2012 at 11:00 a.m. EST (10:00 a.m. CST). To access the conference call, dial (800) 591-6945, or (617) 614-4911 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 34410753.

A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. EST on Thursday, November 15, 2012. To hear a replay, dial (888) 286-8010, or (617) 801-6888 for international callers. The replay passcode is 37113299.

The conference call will also be available via webcast at: http://phoenix.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=180248&eventID=4847919 and the earnings release can be obtained via the company’s Web page at: http://www.westlake.com/fw/main/IR_Home_Page-123.html.

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(In thousands of dollars, except per share data)
Net sales	$821,175	$968,372	$2,770,000	$2,760,673
Cost of sales	648,996	821,305	2,223,288	2,278,927

Gross profit	172,179	147,067	546,712	481,746

Selling, general and administrative expenses	29,662	29,736	87,592	85,409

Income from operations	142,517	117,331	459,120	396,337

Interest expense	(11,934)	(12,727)	(35,682)	(38,449)
Debt retirement costs	(7,082)	—	(7,082)	—
Gain from sales of equity securities	477	—	16,429	—
Other income, net	1,222	1,457	3,676	4,296

Income before income taxes	125,200	106,061	436,461	362,184

Provision for income taxes	38,236	38,131	146,183	129,661

Net income	$86,964	$67,930	$290,278	$232,523

Earnings per share:
Basic	$1.30	$1.02	$4.36	$3.50
Diluted	$1.30	$1.01	$4.33	$3.48

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	December 31,
	2012	2011
	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$1,198,468	$825,901
Accounts receivable, net	393,592	407,372
Inventories	371,537	490,777
Other current assets	34,208	32,106

Total current assets	1,997,805	1,756,156
Property, plant and equipment, net	1,394,198	1,232,066
Restricted cash	—	96,283
Other assets, net	152,171	182,316

Total assets	$3,544,174	$3,266,821

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (accounts payable and accrued liabilities)	$362,807	$364,595
Long-term debt	763,731	764,563
Other liabilities	384,208	381,351

Total liabilities	1,510,746	1,510,509

Stockholders’ equity	2,033,428	1,756,312

Total liabilities and stockholders’ equity	$3,544,174	$3,266,821

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended
	September 30,
	2012	2011
	(In thousands of dollars)
Cash flows from operating activities
Net income	$290,278	$232,523
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	109,601	98,244
Deferred income taxes	4,385	19,435
Other balance sheet changes	96,359	(105,849)

Net cash provided by operating activities	500,623	244,353

Cash flows from investing activities
Additions to property, plant and equipment	(235,463)	(111,823)
Construction of assets pending sale-leaseback	(5,484)	—
Proceeds from disposition of assets	435	2,456
Proceeds from repayment of loan to affiliate	763	763
Proceeds from sales of equity securities	47,655	—
Purchase of investments	(2,961)	(29,877)
Settlements of derivative instruments	471	(331)

Net cash used for investing activities	(194,584)	(138,812)

Cash flows from financing activities
Capitalized debt issuance costs	(2,221)	(2,540)
Dividends paid	(22,345)	(13,359)
Proceeds from borrowings	248,818	—
Proceeds from exercise of stock options	6,627	5,323
Repayments of borrowings	(250,000)	—
Repurchase of common shares for treasury	(10,784)	(19)
Utilization of restricted cash	96,433	33,694

Net cash provided by financing activities	66,528	23,099

Net increase in cash and cash equivalents	372,567	128,640
Cash and cash equivalents at beginning of period	825,901	630,299

Cash and cash equivalents at end of period	$1,198,468	$758,939

WESTLAKE CHEMICAL CORPORATION

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(In thousands of dollars)
Net external sales
Olefins	$539,785	$695,674	$1,944,775	$1,946,069
Vinyls	281,390	272,698	825,225	814,604

	$821,175	$968,372	$2,770,000	$2,760,673

Income (loss) from operations
Olefins	$124,452	$105,353	$409,550	$383,376
Vinyls	24,059	16,123	67,724	23,565
Corporate and other	(5,994)	(4,145)	(18,154)	(10,604)

	$142,517	$117,331	$459,120	$396,337

Depreciation and amortization
Olefins	$27,070	$21,746	$74,903	$64,998
Vinyls	11,232	10,967	34,330	32,782
Corporate and other	122	148	368	464

	$38,424	$32,861	$109,601	$98,244

Other income (expense), net
Olefins	$806	$949	$2,764	$2,033
Vinyls	146	(303)	115	179
Corporate and other	270	811	797	2,084

	$1,222	$1,457	$3,676	$4,296

WESTLAKE CHEMICAL CORPORATION

RECONCILIATION OF EBITDA TO NET INCOME AND TO NET CASH

PROVIDED BY OPERATING ACTIVITIES

(Unaudited)

	Three Months Ended	Three Months Ended		Nine Months Ended
	June 30,	September 30,		September 30,
	2012	2012	2011	2012	2011
	(In thousands of dollars)
EBITDA	$223,820	$175,558	$151,649	$581,744	$498,877
Less:
Provision for income taxes	60,965	38,236	38,131	146,183	129,661
Interest expense	11,571	11,934	12,727	35,682	38,449
Depreciation and amortization	35,783	38,424	32,861	109,601	98,244

Net income	115,501	86,964	67,930	290,278	232,523
Changes in operating assets and liabilities	91,127	93,380	47,632	205,960	(7,605)
Deferred income taxes	5,929	(2,335)	3,486	4,385	19,435

Net cash provided by operating activities	$212,557	$178,009	$119,048	$500,623	$244,353

WESTLAKE CHEMICAL CORPORATION

SUPPLEMENTAL INFORMATION

Product Sales Price and Volume Variance by Operating Segments

	Third Quarter 2012 vs.		Third Quarter 2012 vs.
	Third Quarter 2011		Second Quarter 2012
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	-14.4%	-8.1%	-10.1%	-9.6%
Vinyls	-19.4%	+22.6%	-8.4%	+25.0%
Company	-15.8%	+0.6%	-9.7%	-0.5%

Average Quarterly Industry Prices (1)

	Quarter Ended
	September 30,	December 31,	March 31,	June 30,	September 30,
	2011	2011	2012	2012	2012
Ethane (cents/lb)	26.3	28.8	18.9	13.6	11.4
Propane (cents/lb)	36.4	34.1	29.8	23.1	21.2
Ethylene (cents/lb) (2)	60.4	50.1	62.3	59.0	52.1
Polyethylene (cents/lb) (3)	96.0	92.7	99.0	95.0	91.3
Styrene (cents/lb) (4)	73.3	64.0	74.3	73.8	77.7
Caustic soda ($/short ton) (5)	570.0	613.3	603.3	580.0	611.7
Chlorine ($/short ton) (6)	348.3	305.8	274.2	267.7	262.5
PVC (cents/lb) (7)	55.2	51.8	56.8	55.5	52.5

(1)	Industry pricing data was obtained through IHS Chemical. We have not independently verified the data.
(2)	Represents average North American spot prices of ethylene over the period as reported by IHS Chemical.
(3)	Represents average North American contract prices of polyethylene low density film over the period as reported by IHS Chemical.
(4)	Represents average North American contract prices of styrene over the period as reported by IHS Chemical.
(5)	Represents average North American acquisition prices of caustic soda (diaphragm grade) over the period as reported by IHS Chemical.
(6)	Represents average North American contract prices of chlorine (into chemicals) over the period as reported by IHS Chemical.
(7)	Represents average North American contract prices of PVC over the period as reported by IHS Chemical. During the first quarter of 2012, IHS Chemical made a 23 cents per pound non-market downward adjustment to PVC resin prices. For comparability, we adjusted each of the prior year periods’ PVC resin prices downward by 23 cents per pound based on the first quarter 2012 IHS Chemical non-market adjustment.